NEWS RELEASE

Contacts:
Media – John Vigeland
(920) 429-4132
Investors – Jenine Maloney
(920) 429-7039

SHOPKO REPORTS FOURTH QUARTER AND
FISCAL YEAR 2004 RESULTS

(Fourth Quarter Diluted EPS Improved 11.2 Percent)
(2005 Business Outlook Provided)

GREEN BAY, Wis. (March 10, 2005) ShopKo Stores, Inc. (NYSE: SKO), today announced financial results for the fourth quarter and fiscal year ended January 29, 2005. Diluted earnings per share for the fourth quarter were $1.19 compared with diluted earnings per share of $1.07 last year. Net income for the fourth quarter was $35.4 million compared with net income of $31.6 million last year.

Consolidated sales for the fourth quarter were $909.6 million compared with $952.9 million last year. Consolidated comparable store sales for the fourth quarter decreased 4.4 percent.

Commenting on the results, ShopKo Stores, Inc. President and Chief Executive Officer Sam Duncan said, “We are pleased with our fourth quarter earnings. The results reflect our continued focus on gross margin earnings and delivering profitable sales. I am encouraged by the continued progress our teammates made and with their help, look forward to the opportunities of 2005.”

Consolidated gross margin as a percent of sales for the fourth quarter was 27.4 percent compared with 25.3 percent last year. This increase is primarily attributable to a planned reduction in promotional activity and better managed clearance markdowns.

Consolidated selling, general and administrative expenses as a percent of sales for the fourth quarter were 18.3 percent compared with 17.1 percent last year. The increase in rate is primarily due to a reduction in sales. Additionally, consolidated selling, general and administrative expenses include pre-tax charges of $1.5 million (approximately $0.03 diluted earnings per share) to conform the company’s lease accounting practices to current Securities and Exchange Commission interpretive guidance and $2.3 million (approximately $0.05 diluted earnings per share) related to an asset impairment charge.

Full Year Summary
Diluted earnings per share for the fiscal year were $1.46 compared with diluted earnings per share of $1.33 last year. Net income was $43.3 million compared with last year’s net income of $39.1 million.

Consolidated sales for the fiscal year were $3,166.6 million compared with $3,184.1 million last year. Consolidated comparable store sales for the fiscal year decreased 0.4 percent.

Consolidated gross margin as a percent of sales for the fiscal year was 26.2 percent, compared with 25.7 percent last year. The gross margin as a percent of sales was impacted by improved promotional and clearance margins at both the ShopKo and Pamida divisions.

Consolidated selling, general and administrative expenses as a percent of sales for the fiscal year were 20.6 percent compared with 20.3 percent last year. The increase in rate was primarily attributable to increased payroll to support pharmacy growth, pre-opening costs associated with new stores, store remodels, and employee incentives and benefits. These were partially offset by lower ShopKo main store payroll. During 2004, ShopKo opened three ShopKo Express Rx locations and completed 10 major store remodels. Pamida opened seven new stores and completed 51 store remodels during the year.

Other Factors
The fourth quarter and full year 2004 provision for income taxes reflects a tax benefit of approximately $0.04 diluted earnings per share relating to the settlement of open tax years.

Interest expense for the fourth quarter and year was $7.9 million and $33.9 million compared with $8.7 million and $37.9 million last year, respectively. The reductions were primarily due to reduced debt levels. Debt declined by $60.7 million from fiscal year end 2003.

First Quarter/Fiscal 2005 Outlook
The company remains cautious in its planning and its outlook and therefore projects consolidated comparable store sales for the first quarter ending April 30, 2005 to be negative low single digits. The company expects diluted earnings per share for the first quarter in the range of a loss of $0.10 per share to breakeven. For the fiscal year ending January 28, 2006, the company expects diluted earnings per share to be in the range of $1.45 to $1.60.

As separately announced, the company plans 2005 capital expenditures of up to $60.0 million.

Fourth Quarter/Year End Conference Call Arrangements
ShopKo Stores, Inc. will host a conference call and real-time webcast March 10, 2005, at 10:30 a.m. Central Standard Time (CST) to discuss fourth quarter and year end results and fiscal 2005 outlook. Participants may access the conference by dialing
(800) 860-2442 and asking for the ShopKo Stores, Inc. conference call. The webcast will be archived for two weeks at www.shopko.com.

The call will be rebroadcast immediately following the call through March 18, 2005. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088. When prompted for an account number dial 718#, then dial 1 for the recorded conference. When prompted for the conference number dial 364641#, then press 1 to begin the playback.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 220 Pamida stores, 113 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept. With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings per share, capital expenditure plans and other financial results. Such statements are subject to important factors that could cause ShopKo’s actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo’s current annual report on Form 10-K or as may be described from time to time in ShopKo’s subsequent SEC filings; and such factors are incorporated by reference.

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Consolidated Sales Summary (dollars in millions)
Fourth Quarter

	10/31/04-	11/02/03-		Change Comp*
	1/29/05	1/31/04		(13 weeks vs. 13
Business Segments	(13 weeks)	(13 weeks)	Change Total**	weeks)
ShopKo	$681.6	$725.6	(6.0)%	(5.8)%
Pamida*	228.0	227.3	0.3%	0.2%

Consolidated	$909.6	$952.9	(4.5)%	(4.4)%

*Comparable store sales represent sales of those stores open during both fiscal years and do not include sales from the ShopKo wholesale optical lab.

**ShopKo division total sales variance reflects sales from one closed ShopKo location in fiscal 2004 and three new ShopKo Express Rx locations. Pamida division total sales variance reflects sales from five closed Pamida locations and seven new locations in fiscal 2004.

Consolidated Sales Summary (dollars in millions)
Full Year

Business Segments	2/01/04-	2/02/03-	Change Total**	Change Comp*
	1/29/05	1/31/04		(52 weeks vs. 52
	(52 weeks)	(52 weeks)		weeks)
ShopKo	$2,356.3	$2,383.5	(1.1)%	(0.9)%
Pamida	810.3	800.6	1.2%	1.2%

Consolidated	$3,166.6	$3,184.1	(0.5)%	(0.4)%

*Comparable store sales represent sales of those stores open during both fiscal years and do not include sales from the ShopKo wholesale optical lab.

**ShopKo division total sales variance reflects sales from one closed ShopKo location in fiscal 2004 and three new ShopKo Express Rx locations. Pamida division total sales variance reflects sales from five closed Pamida locations and seven new locations in fiscal 2004.

	ShopKo Stores, Inc. and Subsidiaries
	Consolidated Statements of Operations
	Fourth Quarter and Year-to-Date
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 29,	January 31,	January 29,	January 31,
(In thousands, except per share data)	2005	2004	2005	2004
Revenues:
Net sales	$909,645	$952,936	$3,166,645	$3,184,088
Licensed department rentals and other income	3,369	3,050	13,215	12,821
	913,014	955,986	3,179,860	3,196,909
Costs and expenses:
Cost of sales	660,520	711,560	2,338,199	2,366,513
Gross margin	249,125	241,376	828,446	817,575
Selling, general and administrative expenses	166,388	163,128	653,018	645,225
Depreciation and amortization expenses	22,607	21,173	86,181	83,241
	188,995	184,301	739,199	728,466
.
Income from operations	63,499	60,126	102,462	101,930
Interest expense	7,886	8,671	33,871	37,920
Income before income taxes	55,613	51,455	68,591	64,010
Provision for income taxes	20,189	19,903	25,253	24,890
Net income	35,424	31,552	43,338	39,120
.
Net income per share of common stock:
Basic:	$1.20	$1.08	$1.48	$1.35
Diluted:	$1.19	$1.07	$1.46	$1.33
Weighted average number of common shares outstanding:
Basic:	29,519	29,134	29,346	29,018
Diluted:	29,837	29,487	29,624	29,317

ShopKo Stores, Inc. and Subsidiaries
Consolidated Statements of Operations
	Percents of Sales
Fourth Quarter and Year-to-Date
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004
Revenues:
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.4	0.3	0.4	0.4

	100.4	100.3	100.4	100.4
Costs and expenses:
Cost of sales	72.6	74.7	73.8	74.3
Gross margin	27.4	25.3	26.2	25.7
Selling, general and administrative expenses	18.3	17.1	20.6	20.3
Depreciation and amortization expenses	2.5	2.2	2.7	2.6

	20.8	19.3	23.3	22.9
Income from operations	7.0	6.3	3.2	3.2
Interest expense	0.9	0.9	1.1	1.2

Income before income taxes	6.1	5.4	2.2	2.0
Provision for income taxes	2.2	2.1	0.8	0.8

Net income	3.9	3.3	1.4	1.2

.

	ShopKo Stores, Inc. and Subsidiaries
	Business Segment Information
	Fourth Quarter and Year-to-Date
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 29,	January 31,	January 29,	January 31,
(Dollars in thousands)	2005	2004	2005	2004
ShopKo Retail Segment
Net sales	$681,634	$725,644	$2,356,368	$2,383,473
Licensed department rentals and other income	2,971	2,702	11,653	11,445

	684,605	728,346	2,368,021	2,394,918
Costs and expenses:
Cost of sales	493,898	544,443	1,737,800	1,772,632
Gross Margin	187,736	181,201	618,568	610,841
Selling, general and administrative expenses	116,819	115,509	454,725	450,888
Depreciation and amortization expenses	16,910	15,192	62,893	59,647

	133,729	130,701	517,618	510,535
Income from operations	$56,978	$53,202	$112,603	$111,751

Pamida Retail Segment
Net sales	$228,011	$227,292	$810,277	$800,615
Licensed department rentals and other income	399	348	1,563	1,376

	228,410	227,640	811,840	801,991
Costs and expenses:
Cost of sales	166,621	167,117	600,399	593,881
Gross Margin	61,390	60,175	209,878	206,734
Selling, general and administrative expenses	43,820	44,353	172,935	173,137
Depreciation and amortization expenses	5,568	5,867	22,728	23,079

	49,388	50,220	195,663	196,216
Income from operations	$12,401	$10,303	$15,778	$11,894

Corporate Segment
Net sales	$—	$—	$—	$—
Licensed department rentals and other income	—	—	—	—

Costs and expenses:
Selling, general and administrative expenses	5,750	3,266	25,358	21,200
Depreciation and amortization expenses	129	114	561	515

	5,880	3,380	25,919	21,715
Income from operations	$(5,880)	$(3,380)	$(25,919)	$(21,715)

Consolidated
Income from operations	$63,499	$60,125	$102,462	$101,930

ShopKo Stores, Inc. and Subsidiaries
Business Segment Information
	Percents of Sales
Fourth Quarter and Year-to-Date
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004
ShopKo Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.4	0.4	0.5	0.5

	100.4	100.4	100.5	100.5
Costs and expenses:
Cost of sales	72.5	75.0	73.7	74.4

Gross Margin	27.5	25.0	26.3	25.6
Selling, general and administrative expenses	17.1	15.9	19.3	18.9
Depreciation and amortization expenses	2.4	2.1	2.7	2.5

	19.5	18.0	22.0	21.4
Income from operations	8.4	7.3	4.8	4.7

.
.
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004

Pamida Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.2	0.2	0.2	0.2

	100.2	100.2	100.2	100.2
Costs and expenses:
Cost of sales	73.1	73.5	74.1	74.2
Gross Margin	26.9	26.5	25.9	25.8
Selling, general and administrative expenses	19.3	19.5	21.3	21.6
Depreciation and amortization expenses	2.4	2.6	2.9	2.9

	21.7	22.1	24.2	24.5
Income from operations	5.4	4.5	1.9	1.5

Consolidated
Income from operations	7.0	6.3	3.2	3.2

.

ShopKo Stores, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands)
	January 29,	January 31,
	2005	2004
Cash and cash equivalents	$25,110	$22,786
Receivables, less allowances	62,019	62,808
Merchandise inventories	564,099	569,315
Other current assets	9,046	10,874

Total current assets	660,274	665,783
Other assets and deferred charges	9,037	7,584
Intangible assets	21,865	23,629
Net property and equipment	742,027	781,428

Total assets	$1,433,203	$1,478,424

.
.
Short-term debt	$85,679	$82,270
Accounts payable — trade	225,777	253,313
Accrued liabilities	191,751	193,343
Current portion of long-term obligations	8,018	63,797

Total current liabilities	511,225	592,723
Long-term obligations	238,612	246,990
Other long-term obligations	21,976	25,206
Deferred income taxes	22,963	22,803
Shareholders’ equity	638,427	590,702

Total liabilities and shareholders’ equity	$1,433,203	$1,478,424